Exhibit 15
July 28, 2005
Rockwell Automation, Inc.
777 East Wisconsin Avenue, Suite 1400
Milwaukee, Wisconsin 53202
We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Rockwell Automation, Inc. and subsidiaries for the periods ended June 30, 2005 and 2004, and have issued our report dated July 28, 2005; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, is incorporated by reference in Registration Statement Nos. 333-17031, 333-17055, 333-17405, 333-89219, 333-93593, 333-34826, 333-38444, 333-101780, 333-113041, and 333-125702 on Form S-8 and Nos. 333-24685 and 333-43071 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin